Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-11465 of Steinway Musical Instruments, Inc. on Form S-8 of our report, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in accounting for goodwill and trademarks in 2002 and the restatement of the 2002 and 2001 financial statements for the change in the method of accounting for certain inventories from the last-in, first-out method to the first-in, first-out method), dated March 12, 2004, appearing in the Annual Report on Form 10-K of Steinway Musical Instruments, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 12, 2004